UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: August 13, 2010
(Date of earliest event reported)
Gas Natural Inc.
(Exact name of registrant as specified in its charter)

Montana (State or other jurisdiction of incorporation)	001-34585 (Commission File Number)	27-3003768 (I.R.S. Employer Identification No.)

1 First Avenue South, Great Falls, Montana (Address of principal executive offices)	59401 (Zip Code)
(406) 791-7500
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
As previously disclosed its Form 8-K filed with the Securities and Exchange Commission on April 12, 2010, Gas Natural made a non-binding offer on March 1, 2010 to the board of directors of Corning Natural Gas Corporation to purchase all of the outstanding common stock of Corning for $25.00 per share for a total purchase price of $28.1 million on a fully-diluted basis assuming conversion or exercise of all outstanding Corning warrants and options. On April 9, 2010, Corning filed a registration statement on Form S-1 for a rights offering and also disclosed Gas Natural’s March 1, 2010 non-binding offer. Gas Natural understood that Corning’s board of directors had formed an independent committee to evaluate Gas Natural’s offer and make recommendations to Corning’s full board and/or Corning’s shareholders. Discussions between Corning and Gas Natural have not been ongoing during the pendency of Corning’s registration and rights offering.
With Corning’s rights offering scheduled to close on August 27, 2010, Gas Natural believed that it would be a convenient time to reiterate its prior non-binding offer to purchase all of the shares of common stock, par value $5.00, of Corning for $28,773,850, or $25.00 per share, on a fully-diluted basis assuming conversion or exercise of all outstanding warrants and options. This non-binding proposal would allow each Corning shareholder to elect to receive either (1) 2.12 shares of common stock of Gas Natural (based on $11.80 per share, the average closing price of Gas Natural’s common stock for the last 20 trading days ended August 12, 2010) for each share of Corning common stock held by such shareholder or (2) $25.00 in cash for each share of Corning common stock. Gas Natural would have the right to adjust the form of consideration to be paid to any shareholder so that the total cash consideration to be paid in the transaction does not exceed $7.5 million of the total consideration to be paid to all Corning shareholders. In addition, the proposal accounted for Corning’s recently announced rights offering in that, if Corning’s rights offering is completed, Gas Natural would be willing to increase its offer by the equity value received by Corning, but the exchange ratio would be impacted accordingly. The non-binding offer expires on September 3, 2010.
The non-binding offer also again proposes that Gas Natural would add to its board of directors three directors proposed by Corning from Corning’s board of directors increasing the size of Gas Natural’s board to not more than nine members. If the transaction is completed, Mr. German would be one of the three directors from Corning and he would be named president and co-chief executive officer of Gas Natural. The offer outlined certain powers and responsibilities for Mr. German’s employment but did not propose any economic terms of his employment. The other two directors to be proposed by Corning would not be affiliated with Mr. Osborne or Gas Natural.
Mr. Osborne is Gas Natural’s largest shareholder and also beneficially owns 123,982 shares of Corning common stock, or 11.9%, including 13,300 Corning common shares and warrants to purchase 700 Corning common shares held by Gas Natural. Prior to his resignation from the Board of Corning in March of 2009, Mr. Osborne was also Chairman of the Board of Corning. Thomas J. Smith, Gas Natural’s Chief Financial Officer, currently serves as a director of Corning. In addition, Gregory J. Osborne, Richard Osborne’s son, is a director of Corning and Gas

Natural. Stephen G. Rigo is a director of Corning as well as president of Lake Shore Gas Storage, Inc., an Ohio non-regulated natural gas storage company owned by Mr. Osborne.
The transaction would be subject to the approval of Corning’s shareholders, as well as the New York Public Service Commission. Depending on the final form of the transaction, the transaction may also be subject to the approval of the shareholders of Gas Natural, as well as the approval of the public utility regulatory bodies of one or more states and other regulatory authorities.
There can be no assurance that a potential transaction will occur or when a transaction will occur. If a transaction does occur, there can be no assurance that it will be on the terms described in this Form 8-K or that it will be on terms favorable to Gas Natural and its shareholders. This Form 8-K is not an offer or a solicitation of a proxy.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gas Natural Inc.

By:	/s/ Kevin J. Degenstein
Name: Kevin J. Degenstein
Title: President and Chief Operating Officer
Dated: August 17, 2010

4